Exhibit 99.2

First Quarter Fiscal Year 2018

Prepared Remarks and Supplemental Metrics    April 26, 2018
Jonathan Bush, Chief Executive Officer
Marc Levine, Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with the first quarter fiscal year 2018 earnings press release issued by athenahealth, Inc. (“athenahealth” or “we”). These remarks represent management’s current views on our financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between generally accepted accounting principles (“GAAP”) and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.
Earnings Conference Call Information
To participate in our live conference call and webcast, please dial 877-853-5645 (or 408-940-3868 for international calls) using conference code no. 9076967, or visit the Investors section of our website at www.athenahealth.com. A webcast replay will also be archived on our website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s expectations for future financial and operational performance and operational expenditures, expected growth, and business outlook; statements regarding the strength of the drivers of our long-term success; statements regarding our ability to reduce our clients' administrative burden and to increase the value in our co-sourcing model; statements regarding improvements in patient engagement, care coordination, and patient self-management; statements regarding our new brand purpose and our progress towards our strategic priorities and brand commitments, including the development and introduction of our planned new services; statements regarding the benefits of and demand for our service offerings; statements regarding the potential expansion and value of our network and progress towards building the healthcare internet; and statements found under our “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures for Fiscal Year 2018 Guidance” sections of these remarks. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “expect,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include: our highly competitive industry and our ability to compete effectively and remain innovative; the development of the market for cloud-based healthcare information technology services; changes in the healthcare industry and their impact on the demand for our services; our ability to manage changes in our management team; the impact of our acquisition of Praxify; our ability to maintain consistently high growth rates due to lengthening client sales cycles; the impact of changes in our business model and structure; our ability to effectively manage our growth; our ability to protect our intellectual property; current and future litigation, including for intellectual property infringement; our dependence on third-party providers; risks and costs associated with our worldwide operations; our ability to attract and retain highly skilled employees; our fluctuating operating results; our ability to retain our clients and maintain client revenue; our tax liability; our variable sales and implementation cycles; the timing at which we recognize certain revenue and our ability to evaluate our prospects; defects and errors in our software or services, or interruptions or damages to our systems or those of third parties on which we rely; a data security breach; limitations on our use of data; the effect of payer and provider conduct; the failure of our services to provide accurate and timely information; changing government regulation and the costs and challenges of compliance; the potential for illegal behavior by employees or subcontractors; and the price volatility of our common stock. Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.
Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks and can be found within our first quarter fiscal year 2018 earnings press release in the Investors section of our website at www.athenahealth.com.
About athenahealth
athenahealth is the most universally-connected healthcare network in the country. Everything we do is to enhance the experience and outcomes of healthcare. Today, we connect 114,000 providers and 110 million patients through clinical and financial services like electronic health records, population health tools, revenue cycle management, and care coordination. And, because we believe that collaboration and innovation will make healthcare work as it should, we aim to build the nation’s leading platform where providers, patients, payers, and innovators can partner to transform care, together.
Opening Remarks
We are now and always have been focused on building the platform for healthcare. We aim to help improve outcomes, lower costs, and enable a better experience for patients and providers. In order to deliver on our vision, we are focusing our investments on our best opportunities to serve our customers in the ambulatory and small hospital markets. In the ambulatory market, we are deepening our core services and using our network to increase the value we deliver for healthcare providers. In the small hospital market, we are focused on building a scalable, sustainable, network-centric service for small hospitals. As we execute on our strategic priorities, we plan to strike an optimal balance between revenue growth, operating income, and free cash flow. Our financial results in the first quarter reflect strong revenue growth and continued execution on our plans to reduce expenses and operate more efficiently. We are extremely focused on driving demand for our services, delivering on our client commitments, and achieving our financial goals.
Results Overview
We adopted a new revenue recognition standard on January 1, 2018. Please note that the financial results presented below include both amounts “as presented,” which reflect implementation of the new revenue recognition standard, as well as amounts prior to the impact of the new revenue recognition standard to allow for comparability against historical results. Starting in fiscal year 2019, we will no longer present our GAAP and Non-GAAP financial results under the previous revenue recognition standard. For additional information and reconciliations of our financial results between the new and previous revenue recognition standard, see the additional tables included in these prepared remarks, in our first quarter 2018 earnings press release, as well as in the Form 10-Q filed with the Securities and Exchange Commission on April 26, 2018.

athenahealth’s top line results for the first quarter of fiscal year 2018 reflect strong growth in athenaCollector providers as well as a modest favorable impact from the more severe flu season. Double digit revenue growth combined with expense management drove strong profitability during the first quarter.

•	Total Revenue:

◦	Total Revenue as presented was $329.4 million in Q1 2018.

◦	Total Revenue prior to the impact of the new revenue recognition standard was $320.3 million in Q1 2018, representing 12% growth over $285.4 million in Q1 2017.

•	GAAP Gross Profit and Margin:

◦	GAAP Gross Profit as presented was $175.4 million, or 53.2% of total revenue, in Q1 2018.

◦	GAAP Gross Profit prior to the impact of the new revenue recognition standard was $162.2 million, or 50.6% of total revenue, in Q1 2018, an increase of 15% over $141.0 million, or 49.4%, in Q1 2017.

•	Non-GAAP Gross Profit and Margin:

◦	Non-GAAP Gross Profit as presented was $182.9 million, or 55.5% of total revenue, in Q1 2018.

◦
Non-GAAP Gross Profit prior to the impact of the new revenue recognition standard was $169.7 million, or 53.0% of total revenue, in Q1 2018, an increase of 16% over $146.9 million, or 51.5% of total revenue, in Q1 2017.

•	GAAP Selling and Marketing expense:

◦	GAAP Selling and Marketing expense as presented was $49.7 million, or 15.1% of total revenue, in Q1 2018.

◦
GAAP Selling and Marketing expense prior to the impact of the new revenue recognition standard was $52.5 million, or 16.4% of total revenue, in Q1 2018, a decrease of 20% from $65.7 million, or 23.0% of total revenue, in Q1 2017.

•	GAAP Research and Development expense:

◦	GAAP Research and Development expense as presented was $48.2 million, or 14.6% of total revenue, in Q1 2018.

◦
GAAP Research and Development expense prior to the impact of the new revenue recognition standard was $48.2 million, or 15.0% of total revenue, in Q1 2018, an increase of 12.6% over $42.8 million, or 15.0% of total revenue, in Q1 2017.

•	GAAP General and Administrative expense:

◦	GAAP General and Administrative expense as presented was $35.4 million, or 10.7% of total revenue, in Q1 2018.

◦
GAAP General and Administrative expense prior to the impact of the new revenue recognition standard was $35.4 million, or 11.1% of total revenue, in Q1 2018, an increase of 12.7% over $31.4 million, or 11.0% of total revenue, in Q1 2017.

•	GAAP Operating Income and Margin:

◦	GAAP Operating Income as presented was $42.1 million, or 12.8% of total revenue, in Q1 2018.

◦
GAAP Operating Income prior to the impact of the new revenue recognition standard was$26.1 million, or 8.1% of total revenue, in Q1 2018, compared to $1.1 million, or 0.4% of total revenue, in Q1 2017.

•	Non-GAAP Operating Income and Margin:

◦	Non-GAAP Operating Income as presented was $70.1 million, or 21.3% of revenue, in Q1 2018.

◦
Non-GAAP Operating Income prior to the impact of the new revenue recognition standard was $54.1 million, or 16.9% of total revenue, in Q1 2018, an increase of 146% over $22.0 million, or 7.7% of total revenue, in Q1 2017.

•	GAAP Net Income or Loss:

◦	GAAP Net Income as presented was $31.1 million, or $0.76 per diluted share, in Q1 2018.

◦
GAAP Net Income prior to the impact of the new revenue recognition standard was $19.1 million, or $0.47 per diluted share, in Q1 2018, compared to GAAP Net Loss of $1.4 million, or $0.03 per diluted share, in Q1 2017.

•	Non-GAAP Net Income:

◦	Non-GAAP Net Income as presented was $51.4 million, or $1.25 per diluted share, in Q1 2018.

◦
Non-GAAP Net Income prior to the impact of the new revenue recognition standard was $39.4 million, or $0.96 per diluted share, in Q1 2018, an increase of 215.2% over $12.5 million, or $0.32 per diluted share, in Q1 2017.

•	Total Bookings

◦	Total Bookings were $52.2 million in Q1 2018, compared to $77.3 million in Q1 2017.
athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total providers, covered lives, and discharge bed days managed by or transacted across our network are appropriate metrics to use when measuring our market share. During Q1 2018:

•	82% of all new athenaCollector deals included athenaClinicals in Q1 2018, compared to 80% in Q1 2017.

•	78% of all new athenaCollector deals included athenaClinicals, athenaCommunicator, and athenaCoordinator in Q1 2018, compared to 78% in Q1 2017.

•	54.8% of total athenaCollector providers have adopted athenaClinicals as of Q1 2018, up slightly from 54.5% as of Q4 2017.

•	63.0% of total athenaCollector providers have adopted athenaCommunicator as of Q1 2018, down slightly from 63.2% as of Q4 2017.

•
Network growth metrics for ambulatory (athenaOne), hospital (athenaOne for Hospitals & Health Systems), and population health (athenahealth Population Health) services from Q4 2017 to Q1 2018 were as follows:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 12/31/17	110,648	60,342	69,915	27,399	3,289,239
Sequential Growth	3,617	2,289	2,057	5,986	74,439
Ending Balance as of 3/31/18	114,265	62,631	71,972	33,385	3,363,678
Sequential Growth %	3%	4%	3%	22%	2%

•
Network growth metrics for ambulatory (athenaOne), hospital (athenaOne for Hospitals & Health Systems), and population health (athenahealth Population Health) services from Q1 2017 to Q1 2018 were as follows:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 3/31/17	98,948	52,273	60,070	11,350	2,777,960
YoY Growth	15,317	10,358	11,902	22,035	585,718
Ending Balance as of 3/31/18	114,265	62,631	71,972	33,385	3,363,678
YoY Growth %	15%	20%	20%	194%	21%
Corporate Scorecard Update
Please see our 2018 Proxy Statement filed on April 26, 2018 for a description of the changes we are making to the overall design of our executive bonus and equity programs for fiscal year 2018. For example, the compensation committee adopted a new, simpler bonus program consisting of three key financial and operational metrics for fiscal year 2018. The metrics we are using for our fiscal year 2018 executive bonus program are non-GAAP operating margin, revenue, and client retention rate. As a result of these changes, we are no longer disclosing our corporate scorecard metrics and results on a quarterly basis. However, we will continue to publish the annual corporate scorecard results in our proxy statement.
Revenue Discussion
Q1 2018 revenue as presented was $329.4 million. Q1 2018 revenue prior to the impact of the new revenue recognition standard was $320.3 million and grew by 12% (or $34.9 million) over Q1 2017. Q1 2018 business services revenue growth was driven by a 15% increase in athenaCollector providers, partially offset by a decline in Epocrates revenue.

(unaudited, in millions)	Previous Revenue Standard
	Three Months Ended March 31,
	2018	2017	YoY Growth %
Business services	$313.3	$278.3	13%
Implementation and other	7.0	7.1	(1)%
Total revenue	$320.3	$285.4	12%

Non-GAAP Gross Margin Discussion
Non-GAAP Gross Margin as presented was 55.5% for Q1 2018. Non-GAAP Gross Margin prior to the impact of the new revenue recognition standard was 53.0% for Q1 2018, up approximately 150 basis points from 51.5% in Q1 2017. As discussed at our Investor Summit in February 2018, we plan to drive increased levels of profitable growth in 2018. During the first quarter, we continued to appropriately invest in our work reduction efforts, our customer success initiatives, as well as our platform initiatives aimed to increase the scale and reliability of athenaNet.
Balance Sheet and Cash Flow Highlights
As of March 31, 2018, we had cash and cash equivalents of $142.0 million and outstanding indebtedness of $270.0 million. Operating cash flow increased by $13.6 million from net cash provided by operating activities of $16.6 million for the three months ended March 31, 2017, to net cash provided by operating activities of $30.2 million for the three months ended March 31, 2018. The increase in net cash provided by operating activities is mainly driven by an increase in net income excluding the effect of non-cash items, partially offset by an increase in accounts receivable as a result of continued revenue growth. Our free cash flow, defined as operating cash flow less investments in capitalized software and capital expenditures, increased by $21.2 million from a net outflow of $33.1 million for the three months ended March 31, 2017 to a net outflow of $11.9 million for the three months ended March 31, 2018.

(unaudited, in millions)	Three Months Ended
	March 31,
	2018	2017	$ Change
Operating cash flow	$30.2	$16.6	$13.6
Less: Capitalized software costs	(26.1)	(24.8)	(1.3)
Less: Purchases of property and equipment	(16.0)	(24.9)	8.9
Free cash flow	$(11.9)	$(33.1)	$21.2
Fiscal Year 2018 Outlook
We are reaffirming our fiscal year 2018 financial guidance which we communicated on February 15, 2018 at our 2018 Investor Summit. Our fiscal year 2018 guidance is prior to the impact of the new revenue recognition standard to allow for comparability against historical results. Our fiscal year 2018 financial guidance is summarized in the following table:

Previous Revenue Standard
For the Fiscal Year Ending December 31, 2018
Forward-Looking Guidance
Financial Measures
GAAP Total Revenue	$1,310 million - $1,380 million
GAAP Operating Income	$108 million - $152 million
GAAP Operating Margin	8% - 11%
Non-GAAP Operating Income	$210 million - $235 million
Non-GAAP Operating Margin	16% - 17%

Service Delivery and Operational Highlights
We partner with hospital and ambulatory clients to drive clinical and financial results. We offer network-based medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates® and other point-of-care mobile applications. By combining our commitment to opening up the network, multiplying our intelligence, and freeing people to do what matters, we help healthcare providers leverage technology to automate certain back-office tasks, assist at the point of care, and adapt to changes in government regulatory schemes or the billing requirements of payers.

As discussed at our 2018 Investor Summit, we are transitioning to a platform company that aims to unleash our collective potential to transform healthcare. This is our new brand purpose and we aim to help improve outcomes, lower costs, and enable a better experience for patients and providers. We believe we are the only company that can deliver on our brand purpose and we aim to do this by delivering on three commitments. The first is to open up the network by allowing all providers, patients, and services to connect and share data on our platform. The second is to multiply our intelligence by collecting data from every interaction, and using it to create a feedback loop that powers unparalleled insights. The third is to free people to do what matters by eliminating the friction that characterizes so many healthcare interactions and allowing providers, patients, and leaders to concentrate on work they are uniquely equipped to do. During 2018, we plan to introduce a series of services focused on removing the burden and friction from workflows, information access, and the electronic health records (“EHR”) experience, including Epocrates Connect, authorization management services, medical coding services, and document services, to name a few. Here are some highlights from the first quarter that demonstrate the progress we are making on our strategic priorities and brand commitments.

Authorization Management: We identified authorization management as a top priority for our client work reduction efforts due to the fact that missing authorizations are one of the top drivers of denials and outstanding patient balances. Authorizations are required for many aspects of patient care, including imaging services, procedures, surgeries, therapy services, and primary care physician-to-specialist consults. But payer requirements vary greatly and change often, making it time-consuming to keep up. In fact, per the 2016 American Medical Association Prior Authorization Physician Survey, medical practices spend an average of about 16 hours per week per physician obtaining authorizations. We believe we have the scale to do this work faster and more efficiently to consistently drive better results and free up our clients to focus on patient care. Because we are the only vendor that provides integrated authorization management services, we can automatically begin processing pre-certifications and referrals as soon as the provider orders a medical service or a specialist consult in athenaClinicals. We then check the order against payer requirements in our Rules Engine to immediately determine if an authorization is required. If we determine that an authorization is required, our specially trained authorization team will then communicate directly with the payers to submit clinical documentation and follow up on authorization status to ensure that the patient gets the care they need. Once we obtain an authorization, we put it on file in athenaCollector and add it to the patient’s list of active authorizations. We introduced these authorization management services to small group accounts in 2017. Our authorization management services quickly proved successful with small organizations as demonstrated by the following performance metrics: 1) approximately 5,000 authorizations processed by athenahealth each month; 2) 96% success rate in obtaining prior authorizations; 3) 95% of non-urgent authorizations obtained within one week; and 4) 94% of authorizations delivered with zero client work. During 2018, we plan to test our service with larger organizations and expect to have clients live in all segments by the end of the year.

Epocrates Connect: We are expanding our mobile portfolio with the introduction of Epocrates Connect. Born from the Praxify acquisition, Epocrates Connect is a new and innovative mobile application that enhances the EHR experience, no matter which system the providers are required to work on. Epocrates Connect will offer an easy and intuitive user experience designed to streamline end-to-end clinical workflows and natural voice recognition technology that will allow providers to spend more time face-to-face with their patients and less time navigating their EHR for critical data. With Epocrates Connect, patient information will be able to be exchanged between providers and systems, enabling a more comprehensive patient view and enhancing care decision making. Finally, Epocrates Connect will facilitate care coordination by making communication between the provider and care setting less labor intensive. We first showcased Epocrates Connect at our booth at HIMSS in March 2018 and we expect to make the first version generally available by late 2018.

Patient Record Sharing: During 2017, we expanded our clients’ access to information from outside care sites through the launch of our patient record sharing capabilities with CommonWell and Carequality. Today, 96% of our athenaClinicals clients are connected to CommonWell and Carequality and automatically connected to one-third of participating Cerner sites and over three-quarters of participating Epic communities and growing. Nearly half of our active patients on the network are participating and benefiting from our patient record sharing capabilities and we expect this number to grow significantly in 2018. We believe the continued success of our patient record sharing capabilities advances our position as the most universally connected network in the country. A recent KLAS report ranked athenahealth as a leader in plug-and-play interoperability. Key findings from the “2018 KLAS Interoperability C-Suite Primer” report include:

•	Unlike other vendors, athenahealth and just one other vendor remove barriers such as operational and technical effort, governance, and onboarding choices for their clients.

•	athenahealth is listed as the only vendor that has fully deployed its EHR client base on both CommonWell and Carequality.

•	athenahealth is highlighted as being the most proactive in pursuing all reasonable channels for sharing and is mentioned as being the best at sharing with different acute care and ambulatory EHRs.
During 2018, we plan to continue to connect our providers to other care sites, tap into new repositories of clinical information, and ensure that shared clinical information is useful and powerfully relevant.

Real-Time Benefit Check: Real-Time Benefit Check is an integrated feature that gives providers patient-specific benefit and estimated price information on prescriptions, directly in athenaNet, when they place an order for a patient. We partnered with RelayHealth to deliver our Real-Time Benefit Check offering and we released this new feature to our clients in March 2018. Real-Time Benefit Check offers benefits to both patients and providers. It allows providers and patients to discuss treatment options and identify the prescription that best meets the patient’s medical and financial needs, while the patient is still in the office. This timely discussion with their provider can help provide patients with a better experience and may increase the likelihood that patients fill their prescriptions. This feature also gives providers access to reliable drug pricing data and may reduce manual work and time spent collaborating with the patient and pharmacy.

Reconciliation of Changes in Revenue Standard, Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, and Reconciliation of Non-GAAP Financial Measures

athenahealth, Inc.
RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,				Change
	2018			2017	Amount	Percent
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Revenue	$329.4	$9.1	$320.3	$285.4	$34.9	12.2%
Cost of revenue	154.0	4.1	158.1	144.4	13.7	9.5%
Gross profit	175.4	13.2	162.2	141.0	21.2	15.0%
Other operating expenses:
Selling and marketing	49.7	2.8	52.5	65.7	(13.2)	(20.1)%
Research and development	48.2	—	48.2	42.8	5.4	12.6%
General and administrative	35.4	—	35.4	31.4	4.0	12.7%
Total other operating expenses	133.3	2.8	136.1	139.9	(3.8)	(2.7)%
Operating income	42.1	16.0	26.1	1.1	25.0	NM
Other expense	(2.6)	—	(2.6)	(1.2)	(1.4)	116.7%
Income (loss) before income tax provision	39.5	16.0	23.5	(0.1)	23.6	NM
Income tax provision	8.4	4.0	4.4	1.3	3.1	238.5%
Net income (loss)	$31.1	$12.0	$19.1	$(1.4)	$20.5	NM

Net income (loss) per share – Basic	$0.77	$0.30	$0.47	$(0.03)	$0.50	NM
Net income (loss) per share – Diluted	$0.76	$0.29	$0.47	$(0.03)	$0.50	NM
NM indicates percentage is not meaningful.

athenahealth, Inc.
DISAGGREGATION OF REVENUE AS PREVIOUSLY PRESENTED
(Unaudited, in millions)

	Three Months Ended March 31,
	2018	2017
	Previous Revenue Standard
Business services	$313.3	$278.3
Implementation and other	7.0	7.1
Total revenue	$320.3	$285.4

athenahealth, Inc.
STOCK-BASED COMPENSATION
(Unaudited, in millions)

Set forth below is a breakout of stock-based compensation impacting the Condensed Consolidated Statements of Income for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Stock-based compensation charged to Condensed Consolidated Statements of Income:
Cost of revenue	$3.8	$3.7
Selling and marketing	3.3	4.4
Research and development	3.5	3.4
General and administrative	3.4	2.7
Total stock-based compensation expense	14.0	14.2
Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue (1)	0.5	1.0
Amortization of capitalized stock-based compensation related to software development allocated to research and development (1)	—	0.1
Total	$14.5	$15.3

(1)
In addition, for the three months ended March 31, 2018 and 2017, $0.7 million and $0.6 million, respectively, of stock-based compensation was capitalized in the line item Capitalized software costs, net in the Condensed Consolidated Balance Sheets.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS
(Unaudited, in millions)

Set forth below is a breakout of amortization of purchased intangible assets impacting the Condensed Consolidated Statements of Income for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Amortization of purchased intangible assets allocated to:
Cost of revenue	$1.8	$1.1
Selling and marketing	3.3	3.3
Total amortization of purchased intangible assets	$5.1	$4.4

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in millions, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by us to describe our financial results determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Gross Margin
Set forth below is a presentation of our “Non-GAAP Gross Profit” and “Non-GAAP Gross Margin,” which represents Non-GAAP Gross Profit as a percentage of total revenue for the three months ended March 31, 2018 and 2017:

(unaudited, in millions)	Three Months Ended March 31,				Change
	2018			2017	Amount	Percent
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Total revenue	$329.4	$9.1	$320.3	$285.4	$34.9	12.2%
Cost of revenue	154.0	4.1	158.1	144.4	13.7	9.5%

GAAP Gross Profit	175.4	13.2	162.2	141.0	21.2	15.0%

GAAP Gross Margin	53.2%		50.6%	49.4%	1.2%	NM

Add: Stock-based compensation allocated to cost of revenue	3.8	—	3.8	3.7
Add: Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue	0.5	—	0.5	1.0
Add: Amortization of purchased intangible assets allocated to cost of revenue	1.8	—	1.8	1.1
Add: Integration and transaction costs allocated to cost of revenue	0.1	—	0.1	0.1
Add: Exit costs, including restructuring costs allocated to cost of revenue	1.3	—	1.3	—

Non-GAAP Gross Profit	$182.9	$13.2	$169.7	$146.9	$22.8	15.5%

Non-GAAP Gross Margin	55.5%		53.0%	51.5%	1.5%	2.9%
NM indicates percentage is not meaningful.

Non-GAAP Operating Income
Set forth below is a reconciliation of our “Non-GAAP Operating Income” and “Non-GAAP Operating Margin,” which represents Non-GAAP Operating Income as a percentage of total revenue for the three months ended March 31, 2018 and 2017:

(unaudited, in millions)	Three Months Ended March 31,				Change
	2018			2017	Amount	Percent
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Total revenue	$329.4	$9.1	$320.3	$285.4	$34.9	12.2%

GAAP net income (loss)	31.1	12.0	19.1	(1.4)	20.5	NM
Add: Provision for income taxes	8.4	4.0	4.4	1.3
Add: Total other expense	2.6	—	2.6	1.2
GAAP operating income	$42.1	$16.0	$26.1	$1.1	$25.0	NM

GAAP operating margin	12.8%		8.1%	0.4%	7.7%	NM

Add: Stock-based compensation expense	14.0	—	14.0	14.2
Add: Amortization of capitalized stock-based compensation related to software development	0.5	—	0.5	1.1
Add: Amortization of purchased intangible assets	5.1	—	5.1	4.4
Add: Integration and transaction costs	3.2	—	3.2	1.2
Add: Exit costs, including restructuring costs	5.2	—	5.2	—

Non-GAAP Operating Income	$70.1	$16.0	$54.1	$22.0	$32.1	145.9%

Non-GAAP Operating Margin	21.3%		16.9%	7.7%	9.2%	NM
NM indicates percentage is not meaningful.

Non-GAAP Net Income
Set forth below is a reconciliation of our “Non-GAAP Net Income” for the three months ended March 31, 2018 and 2017:

(unaudited, in millions, except per share amounts)	Three Months Ended March 31,				Change
	2018			2017	Amount	Percent
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
GAAP net income (loss)	$31.1	$12.0	$19.1	$(1.4)	$20.5	NM
Add: Stock-based compensation expense	14.0	—	14.0	14.2
Add: Amortization of capitalized stock-based compensation related to software development	0.5	—	0.5	1.1
Add: Amortization of purchased intangible assets	5.1	—	5.1	4.4
Add: Integration and transaction costs	3.2	—	3.2	1.2
Add: Exit costs, including restructuring costs	5.2	—	5.2	—
Add: Loss on investments, net	1.0	—	1.0	—

Sub-total of reconciling items	29.0	—	29.0	20.9	8.1	38.8%

Add: Tax impact of reconciling items (1)	(7.3)	—	(7.3)	(8.4)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(1.4)	—	(1.4)	1.4

Non-GAAP Net Income	$51.4	$12.0	$39.4	$12.5	$26.9	215.2%

Weighted average shares - Diluted	41.0	41.0	41.0	39.6	1.4	3.5%

Non-GAAP Net Income per Share - Diluted	$1.25	$0.29	$0.96	$0.32	$0.64	200.0%
NM indicates percentage is not meaningful.

(1)	Tax impact calculated using a statutory tax rate of 25% for Q1 2018 and 40% for Q1 2017.

(2)	Represents adjusting the GAAP net income (loss) to a non-GAAP tax rate of 25% for Q1 2018 and 40% for Q1 2017.

Non-GAAP Net Income per Diluted Share
Set forth below is a reconciliation of our “Non-GAAP Net Income per Diluted Share” for the three months ended March 31, 2018 and 2017:

(unaudited, in millions, except per share amounts)	Three Months Ended March 31,				Change
	2018			2017	Amount	Percent
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
GAAP net income (loss) per share - diluted	$0.76	$0.29	$0.47	$(0.03)	$0.50	NM
Add: Stock-based compensation expense	0.34	—	0.34	0.36
Add: Amortization of capitalized stock-based compensation related to software development	0.01	—	0.01	0.03
Add: Amortization of purchased intangible assets	0.12	—	0.12	0.11
Add: Integration and transaction costs	0.08	—	0.08	0.03
Add: Exit costs, including restructuring costs	0.13	—	0.13	—
Add: Loss on investments, net	0.02	—	0.02	—

Sub-total of tax deductible items	0.71	—	0.71	0.53	0.18	34.0%

Add: Tax impact of tax deductible items (1)	(0.18)	—	(0.18)	(0.21)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(0.03)	—	(0.03)	0.04

Non-GAAP Net Income per Share - Diluted	$1.25	$0.29	$0.96	$0.32	$0.64	200.0%

Weighted average shares - Diluted	41.0	41.0	41.0	39.6	1.4	3.5%
NM indicates percentage is not meaningful.

(1)	Tax impact calculated using a statutory tax rate of 25% for Q1 2018 and 40% for Q1 2017.

(2)	Represents adjusting the GAAP net income (loss) to a non-GAAP tax rate of 25% for Q1 2018 and 40% for Q1 2017.

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES FOR FISCAL YEAR 2018 GUIDANCE
(Unaudited, in millions)
Please note that the figures presented below may not sum exactly due to rounding.
Non-GAAP Operating Income Guidance
Set forth below is a reconciliation of our “Non-GAAP Operating Income” and “Non-GAAP Operating Margin” guidance for fiscal year 2018, which represents Non-GAAP Operating Income as a percentage of total revenue. Fiscal year 2018 guidance is prior to the impact of the new revenue recognition standard to allow for comparability against historical results. We will present our Condensed Consolidated Statements of Net Income for our fiscal year 2018 results including the impact of the new revenue recognition standard and will provide a separate reconciliation to results prior to the impacts resulting from the new revenue recognition standard. Finally, the Non-GAAP adjusting line items should not be relied upon individually, as we are not guiding on individual line items, but upon the total operating income metrics, as included within our guidance table below.

(unaudited, in millions)	Previous Revenue Standard
	LOW	HIGH
	Fiscal Year Ending December 31, 2018
Total revenue	$1,310	$1,380

GAAP operating income	$108	$152

GAAP operating margin	8.2%	11.0%

Add: Stock-based compensation expense	61	50
Add: Amortization of capitalized stock-based compensation related to software development	2	2
Add: Amortization of purchased intangible assets	20	19
Add: Integration and transaction costs	13	10
Add: Exit costs, including restructuring	6	2

Non-GAAP Operating Income	$210	$235

Non-GAAP Operating Margin	16.0%	17.0%

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States of America, or GAAP. However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of athenahealth and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
Management defines “Non-GAAP Gross Profit” as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transactions costs allocated to cost of revenue, and (4) exit costs, including restructuring costs allocated to cost of revenue, and “Non-GAAP Gross Margin” as Non-GAAP Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures and metrics to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures and metrics enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management defines “Non-GAAP Operating Income” as the sum of GAAP net income (loss) before provision for (benefit from) income taxes; total other expense; stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; and exit costs, including restructuring costs; and “Non-GAAP Operating Margin” as Non-GAAP Operating Income as a percentage of total revenue. Management defines “Non-GAAP Net Income” as the sum of GAAP net income (loss) before stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments and any tax impact related to these preceding items; and an adjustment to the tax provision for the non-GAAP tax rate and “Non-GAAP Net Income per Share - Diluted” as Non-GAAP Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management excludes or adjusts each of the items identified below from the applicable non-GAAP financial measure or metric referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of our control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to our performance during the period in which the expenses are incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Integration and transaction costs — integration costs are the severance payments and retention bonuses for certain employees related to specific transactions. Transaction costs are costs related to strategic transactions. Accordingly, management believes that such expenses do not have a direct correlation to future business operations, and therefore, these costs are not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Exit costs, including restructuring costs — represent costs incurred as a result of strategic realignments including those related to workforce reductions, termination of certain lease or other agreements, and non-cash charges related to the write down of certain assets. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are incurred.

•
Gain or loss on investments — represents unrecognized or recognized gains or losses on the fair value, sales, or conversions of our investments, such as marketable securities and More Disruption Please Accelerator investments. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported. Upon the adoption of the new financial instruments accounting standard effective for 2018, we present gains or losses on investments in Other (income) expense on our Condensed Consolidated Statement of Income which is not included in Operating Income but is included in the subtotal Income before income tax provision.

•
Non-GAAP tax rate — our statutory tax rates of 25% for fiscal year 2018 and 40% for fiscal year 2017 are applied to normalize the tax impact to our Non-GAAP Net Income per Diluted Share based on the fact that historically a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Exhibit 99.2

Supplemental Metrics and Definitions

	Fiscal Year 2017				Fiscal Year 2018

	Q1	Q2	Q3	Q4	Q1
Network Growth
Total Providers on athenaCollector	98,948	100,306	106,482	110,648	114,265
Total Providers on athenaClinicals	52,273	54,909	57,936	60,342	62,631
Total Providers on athenaCommunicator	60,070	62,928	67,590	69,915	71,972
Total Discharge Bed Days	11,350	14,107	19,790	27,399	33,385
Total Covered Lives	2,777,960	2,781,635	3,242,628	3,289,239	3,363,678

Client Performance
Total Claims Submitted	47,253,923	48,401,956	47,882,116	50,992,161	52,902,063
Total Client Collections ($)	6,025,219,489	6,418,845,829	6,487,587,258	7,078,108,081	6,947,636,548
Total Working Days	62	64	63	61	62

Employees
Cost of Revenue	2,859	2,899	2,925	2,711	2,626
Selling & Marketing	745	777	749	615	559
Research & Development	1,357	1,388	1,466	1,402	1,369
General & Administrative	458	465	453	428	443
Total Employees	5,419	5,528	5,593	5,156	4,997

Bookings Performance ($ Millions)
Recurring (athenahealth-branded) Bookings	68.6	70.5	57.2	53.5	39.6
Non-recurring (Epocrates-branded) Bookings	8.7	8.2	8.5	17.7	12.5
Total Bookings	77.3	78.7	65.7	71.2	52.2

Exhibit 99.2

Supplemental Metrics Definitions

Network Growth
Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners, Registered Nurses, Behavioral Interventionists, and Certified Physician Assistants.

Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Discharge Bed Days
Discharge bed days is defined as the number of days a patient is hospitalized in an inpatient level of care during the quarter. The day of the admission, but not the day of discharge, is counted. If both admission and discharge occur on the same day, it is counted as one inpatient day.

Covered Lives
Covered lives on the network is defined as the quarterly average of the number of patients for which we have eligibility, claims, pharmacy, or risk data in the Population Health platform, for a given client in a given month.

Client Performance
Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Cost of Revenue
The total number of full time equivalent individuals (“FTEs”) employed by athenahealth to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Selling & Marketing
The total number of FTEs employed by athenahealth to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff, and the marketing team.

Research & Development	The total number of FTEs employed by athenahealth to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by athenahealth to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by athenahealth as of quarter end. This number excludes interns and seasonal employees.

Bookings
Total Bookings
Bookings is defined as the sum of the expected annualized recurring revenue from our athenahealth-branded services and the contracted value from our Epocrates-branded services; net of actual charge backs.